Exhibit 99.1

Agrify Strengthens Executive Leadership Team to Further Support Growth Initiatives

November 10, 2021

Thomas Massie Becomes New President and Chief Operating Officer

Timothy Oakes Transitions to Chief Financial Officer

BILLERICA, Mass., Nov. 10, 2021 (GLOBE NEWSWIRE) -- Agrify Corporation (Nasdaq:AGFY) (“Agrify” or the “Company”), a vertically integrated provider of premium cultivation and extraction solutions for the cannabis and hemp industry, today announced that Thomas Massie has become the Company’s new President and Chief Operating Officer (“COO”) and Timothy Oakes is transitioning to Chief Financial Officer (“CFO”), effective today.

Mr. Massie is a member of Agrify’s Board of Directors, and he will continue in that role while also serving as the Company’s President and COO. Mr. Massie has extensive experience leading growth-oriented organizations, and he has been actively involved in shaping the Company’s market strategies and growth to date. Robert Harrison, who formerly served as Agrify’s COO, has become the Senior Vice President (“SVP”), Manufacturing Operations, and he will focus much of his attention on critical manufacturing and product development initiatives as the Company continues to scale.

Mr. Oakes, a finance executive with more than 30 years of experience, has served as a key member of Agrify’s Board of Directors, as well as its Audit Committee Chair. In that role, he has worked closely with the Company to expand its operations through strategic M&A and strengthen its financial position. As CFO, Mr. Oakes will step down from Agrify’s Board of Directors and succeed Niv Krikov, who will remain a valued advisor for the next several months to assist with the transition and support other Company initiatives.

“We are excited to further enhance and expand our executive leadership team as we position ourselves for the next phase of our organizational development,” said Raymond Chang, Chief Executive Officer of Agrify. “Thomas has a strong track record of driving rapid growth and implementing scalable processes and best practices, and Tim brings deep experience in leading finance and strategy for public companies. As board members, Thomas and Tim have been instrumental to the successful execution of our growth strategy. I am confident that their new roles will allow them to have an even stronger impact on our business as we pursue our next phase of growth and mission of becoming the most dynamic solution provider across the supply chain in the cannabis and hemp industry.”

“We are incredibly grateful to Niv for his many contributions as CFO, most notably in guiding our financial performance over the past year, and we wish him well as he embarks on his next opportunity,” Mr. Chang continued. “We are also fortunate to have Robert become our SVP, Manufacturing Operations. In that capacity, he will be a vital part of our efforts to increase our category leadership and become even more valuable to major players in the cannabis and hemp space.”

Thomas Massie

Since 2016, Mr. Massie has been a Senior Partner with WAVE Equity Partners, a private equity firm that accelerates market-validated companies solving some of the world’s greatest challenges in essential markets for water, waste, energy and food. Mr. Massie has worked closely with WAVE portfolio companies, driving rapid growth and organizational excellence best practices. From 1987 to 2016, Mr. Massie was the Founder and Chief Executive Officer of three technology companies, Mass Micro Systems, Focus Enhancements and Bridgeline Digital, each recognized by Deloitte Fast 50 as amongst the fastest growing companies in the United States, cumulatively generating over $750M in revenue and each completing successful IPOs on Nasdaq. From 2002 to 2007, Mr. Massie was a board member and chairman of the corporate governance committee for MapInfo, which was acquired by Pitney Bowes for $480M in 2007.

Timothy Oakes

Since March of 2021, Mr. Oakes has served as the interim Chief Financial Officer of Living Greens Farm, an early-stage development company specializing in indoor vertical farming. Prior, Mr. Oakes served as the Chief Accounting Officer of Endurance International Group, a $1.2B global provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online. Endurance was a public company (Nasdaq:EIGI), and in February of 2021, was acquired by Clearlake Capital for $3B. From 2004 to 2018, Mr. Oakes served in various finance leadership roles, including Chief Financial Officer at Edgewater Technology. The company was public (Nasdaq:EDGW), and during Mr. Oakes’ tenure, Edgewater experienced rapid growth from $25M in annual revenue to $150M in annual revenue.

About Agrify (Nasdaq:AGFY)

Agrify is a vertically integrated provider of premium cultivation and extraction solutions for the cannabis and hemp industry. Our proprietary micro- environment-controlled Vertical Farming Units (VFUs) enable our customers to produce the highest quality products with unmatched consistency, yield, and ROI at scale. Agrify brings data, science, and technology to its customers for unparalleled control over cultivation and extraction. For more information, please visit Agrify at http://www.agrify.com, and Precision Extraction, a division of Agrify, at http://www.precisionextraction.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue growth, profitability, future prospects and financial performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2020 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts

Agrify

Timothy Oakes

Chief Financial Officer
tim.oakes@agrify.com
(351) 777-6585

Investor Relations
Brian Pinkston
ir@mattio.com
(703) 926-9159

Media Contact
Renee Cotsis
renee@mattio.com